Exhibit 99.1

Gaiam Announces Record Fourth Quarter 2009 Results

Fourth quarter revenue increases 17.6% to $87.6 million

Fourth quarter EPS increases to $0.17 per share

Year-to-date free cash flow increases to $22.8 million

Boulder, CO, March 8, 2010 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its fourth quarter ended December 31, 2009. Gaiam will host a conference call today, March 8, 2010, at 2:30 p.m. MST (4:30 p.m. EST) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

The Company’s fourth quarter 2009 net revenue, as well as the operating income and EPS, are the best that Gaiam has ever recognized in any quarter since its inception. The strong performance is the result of streamlining the business during last few quarters and internal revenue growth of 18.7%.

Net revenue for the fourth quarter ended December 31, 2009 increased 17.6% to $87.6 million from $74.5 million recorded in the same quarter last year. The increase in net revenue was primarily due to the business segment which grew 44.1% and strong growth in the solar segment, partially offset by a planned reduction in catalog circulation.

Gross profit increased to $45.9 million, or 52.3% of net revenue, for the fourth quarter of 2009, from $38.3 million, or 51.4% of net revenue, during the comparable quarter last year. The improvement in gross profit as a percentage of revenue primarily reflects higher sales of media.

Selling and operating expenses decreased to $35.4 million, or 40.4% of net revenue, during the fourth quarter of 2009, from $39.7 million, or 53.3% of net revenue, during the same quarter last year, reflecting leverage from sales growth and the significant cost saving measures implemented earlier this year.  The 1290 basis point improvement was the result of reducing payroll costs, optimizing the direct to consumer segment through reduced catalog prospecting and closing an unprofitable business.

Operating income for the quarter increased to $6.7 million from a loss of $47.2 million during the same quarter of last year.  The results during the comparable quarter last year included a $42.3 million pre-tax charge primarily related to goodwill and intangible asset impairments and the disposition of an unprofitable business.

The Company recorded net income of $4.0 million during the quarter, or $0.17 per share, compared to a net loss of $30.3 million, or a loss of $1.26 per share, during the same quarter last year.  Excluding the impairment charges discussed above and a gain from the issuance of Real Goods Solar stock, the Company’s net loss during the fourth quarter of 2008 would have been $2.6 million or $0.11 per share.

For the year ended December 31, 2009, Gaiam recorded net revenue of $278.5 million, an 8.3% increase from $257.2 million during 2008.  The Company recorded net income of $296,000, or $0.01 per share, compared to a net loss of $35.6 million, or a loss of $1.46 per share, last year.  Prior year results included impairment charges primarily related to goodwill and acquired media libraries and a gain on the issuance of Real Goods Solar stock.  Excluding these items, the Company would have recognized a loss of $2.0 million, or a loss of $0.08 per share, during 2008.

During the quarter, the Company generated free cash flow of $5.6 million, a $17.2 million improvement from the use of free cash flow of $11.6 million during the fourth quarter last year. For the year, free cash flow increased to $22.8 million, a $52.8 million improvement from the use of $30.0 million in free cash flow during last year.

For the year ended December 31, 2009, the Company generated $28.1 million in cash from operations and ended the year with $48.3 million in cash, up $16.4 million from the end of 2008, even after the Company’s repurchase of 932,000 shares of its common stock during 2009. Since the inception of the authorized share buyback program, the Company has repurchased 4.8 million shares, which is over 20% of the 23.1 million shares currently outstanding. The Company still has 2.7 million shares remaining in its authorized share repurchase program.

“Our focus on growth strategies and cost savings initiatives during 2009 has enabled us to deliver a significant improvement in results in the last half of the year,” commented Lynn Powers, Gaiam’s President & CEO.  “We ended the year on a very positive note.  Our fourth quarter revenue, operating income and EPS results were the best in the Company’s history.   It was an especially good quarter for our business segment, where we reported over 44% growth in net sales to retailers compared to the same quarter last year.”

“At the end of last year we set goals to grow revenue and focus on free cash flow.  We are pleased with 2009 record revenues and free cash flow of $22.8 million. Looking forward to 2010, we believe that our revenue momentum and new media relationships will result in good top and bottom line growth,” said Jirka Rysavy, Chairman. “In addition, our tax loss carryforwards, accumulated mostly from our intangible write-offs taken in 2008 and acquired net operating losses, will result in the next $30 million of our earnings being tax free. We are in a good position to take advantage of growth opportunities as well as to cover the cost of capital to our shareholders.”

On March 8, 2010, Gaiam’s board of directors declared the payment of an annual cash dividend of $0.15 per common share. This annual dividend is intended to cover the cost of capital for Gaiam shareholders. This “cost of the capital” dividend is funded by cash flows resulting from the excess of our annual depreciation and amortization over capital expenditures.   The dividend is payable in late April 2010 to common stock shareholders of record as of the close of business on April 1, 2010.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CST on March 15, 2010.

Replay number:	(203) 369-3916 or (888) 568-0394
Passcode:	GAIAM

About GAIAM

Gaiam, Inc. (Nasdaq: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories.  With a wide distribution network that consists of 70,000 retail doors, over 11,000 store within stores, a digital distribution platform and more than 8 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition Gaiam has exclusive licensing agreement with Discovery Communications and other licensing partners.  For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:     Carole Buyers

VP Corporate Finance and Investor Relations

303-222-3808

carole.buyers@gaiam.com

John Mills

Senior Managing Director, ICR

310-954-1105

jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	December 31, 2009		December 31, 2008

Net revenue	$87,636	100.0%	$74,497	100.0%

Cost of goods sold	41,776	47.7%	36,228	48.6%

Gross profit	45,860	52.3%	38,269	51.4%

Selling and operating	35,390	40.4%	39,715	53.3%
Corporate, general and administration	3,794	4.3%	3,458	4.6%
Other expenses, net	—	0.0%	42,273	56.8%

Income (loss) from operations	6,676	7.6%	(47,177)	-63.3%

Interest and other income (expense)	(1,745)	-2.0%	1,653	2.2%

Income (loss) before income taxes	4,931	5.6%	(45,524)	-61.1%

Income tax expense (benefit)	611	0.7%	(3,511)	-4.7%

Net income (loss)	4,320	4.9%	(42,013)	-56.4%

Net (income) loss attributable to the noncontrolling interest	(290)	-0.3%	11,711	15.7%

Net income (loss) attributable to Gaiam, Inc.	$4,030	4.6%	$(30,302)	-40.7%

Weighted-average shares outstanding:
Basic	23,110		23,980
Diluted	23,267		23,980

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.17		$(1.26)
Diluted	$0.17		$(1.26)

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2008

Net revenue	$278,473	100.0%	$257,172	100.0%

Cost of goods sold	134,370	48.3%	107,927	42.0%

Gross profit	144,103	51.7%	149,245	58.0%

Selling and operating	131,659	47.3%	142,401	55.4%
Corporate, general and administration	13,225	4.7%	13,059	5.1%
Other expenses, net	—	0.0%	82,928	32.2%

Loss from operations	(781)	-0.3%	(89,143)	-34.7%

Interest and other income (expense)	(1,524)	-0.5%	34,016	13.3%

Loss before income taxes	(2,305)	-0.8%	(55,127)	-21.4%

Income tax benefit	(2,088)	-0.7%	(7,542)	-2.9%

Net loss	(217)	-0.1%	(47,585)	-18.5%

Net loss attributable to the noncontrolling interest	513	0.2%	11,962	4.6%

Net income (loss) attributable to Gaiam, Inc.	$296	0.1%	$(35,623)	-13.9%

Weighted-average shares outstanding:
Basic	23,306		24,452
Diluted	23,378		24,452

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$0.01		$(1.46)
Diluted	$0.01		$(1.46)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$48,325	$31,965
Accounts receivable, net	46,266	33,664
Inventory, net	26,872	40,782
Deferred advertising costs	1,909	2,578
Receivable and deferred tax assets	10,179	15,448
Other current assets	5,681	4,795
Total current assets	139,232	129,232

Property and equipment, net	28,217	27,381
Media library, net	12,354	12,102
Deferred tax assets, net	4,414	6,076
Goodwill	24,166	23,180
Other intangibles, net	652	880
Notes receivable and other assets	3,178	3,247
Total assets	$212,213	$202,098

Liabilities and Equity
Current liabilities:
Accounts payable	$33,261	$26,567
Accrued liabilities	11,061	6,885
Total current liabilities	44,322	33,452

Total equity	167,891	168,646
Total liabilities and equity	$212,213	$202,098

Non-GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the quarter and year ended December 31, 2008. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A reconciliation of the Company’s quarter and year ended December 31, 2008 GAAP net loss to its non-GAAP net loss is set forth below (unaudited, in millions except share and per share data):

	For the Quarter Ended December 31, 2008	For the Year Ended December 31, 2008

Net loss	(30.3)	(35.6)

Exclusion of non-cash gain on issuance of Real Goods Solar stock (net of taxes of $0.5 million and $12.7 million, respectively)	(0.9)	(20.1)

Exclusion of non-cash impairment of goodwill and intangible assets (net of taxes of $2.3 million and $17.8 million, respectively)	28.6	53.7

Non-GAAP net loss	(2.6)	(2.0)

Non-GAAP weighted average shares used in earnings per share calculation —diluted	23,980,000	24,599,000

Non-GAAP loss per share -diluted	$(0.11)	$(0.08)